Exhibit 99

Sterling Bancorp Reports Second Quarter 2019 Financial Results

Q2 2019 Highlights

•                  Net income of $13.4 million, down from $16.0 million in Q2 2018, and $15.7 million in Q1 2019

•                  Included in the second quarter 2019 results was a $1.2 million valuation allowance taken against the Company’s mortgage servicing rights

•                  Fully diluted EPS of $0.26, down from $0.30 for both Q2 2018 and Q1 2019

•                  Second quarter annualized ROAA of 1.64% and annualized ROATCE of 15.6%

•                  Revenue, net of interest expense, of $32.8 million, down from $36.2 million in Q2 2018, and $34.1 million in Q1 2019

•                  Total loan originations of $356.5 million, down from $433.9 million in Q2 2018 and up from $304.9 million in Q1 2019

•                  Total gross loans, including loans held for investment and loans held for sale, of $2.95 billion, a 3% increase from Q2 2018, and flat from Q1 2019

•                  Total deposits of $2.55 billion, a 9% increase from Q2 2018, and a 5% increase from Q1 2019

•                  Net interest margin of 3.84%, compared to 3.96% in Q2 2018 and 3.86% in Q1 2019

•                  Repurchased approximately 1.0 million shares of common stock at an average price of $9.67 during the quarter

Southfield, Michigan, July 29, 2019 — Sterling Bancorp, Inc. (NASDAQ: SBT) (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its second quarter ended June 30, 2019.

For the second quarter 2019, net income totaled $13.4 million, or $0.26 per diluted share, based on 51.5 million weighted average diluted shares outstanding. This compares to first quarter 2019 net income of $15.7 million, or $0.30 per diluted share, based on 52.6 million weighted average diluted shares outstanding. For the second quarter of 2018, net income totaled $16.0 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding.

“Overall, our financial results for the second quarter of 2019 were generally in line with our expectations,” said Gary Judd, Chairman and CEO of Sterling Bancorp. “We generated higher pre-provision net interest income during the quarter, driven by slightly higher average loan balances and a relatively stable net interest margin. Our non-interest income was marked by a lower gain on the sale of loans and a valuation allowance taken against our mortgage servicing rights primarily due to the decline in long-term interest rates. And while we experienced good loan production, payoffs trended upwards in this low mortgage rate environment, resulting in flat total loan growth.

“Our business remains sound. We will continue to opportunistically utilize loan sales to diversify our revenue. We expect to resume our loan growth as our pipeline is healthy and credit quality remains excellent, which should translate into continued strong returns for our shareholders,” Mr. Judd concluded.

Financial Highlights (Unaudited)

	At or for the Three Months Ended
(dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018
Net income	$13,434	$15,683	$15,982
Income per share, diluted	$0.26	$0.30	$0.30
Net interest income	$30,715	$30,300	$29,857
Net interest margin	3.84%	3.86%	3.96%
Non-interest income	$2,068	$3,828	$6,297
Non-interest expense	$13,725	$13,122	$12,621
Loans, net of allowance for loan losses	$2,924,813	$2,923,576	$2,816,156
Total deposits	$2,546,660	$2,436,567	$2,340,605
Nonperforming loans	$6,697	$7,337	$641
Allowance for loan losses to total loans	0.71%	0.70%	0.72%
Allowance for loan losses to nonperforming loans	312%	282%	3,167%
Provision (recovery) for loan losses	$180	$(1,014)	$1,120
Net charge offs (recoveries)	$(40)	$138	$(48)
Return on average assets	1.64%	1.94%	2.08%
Return on average shareholders’ equity	15.54%	18.44%	21.31%
Efficiency ratio	41.87%	38.45%	34.91%

Operating Results for the Second Quarter 2019

Revenue

Revenue, net of interest expense, was $32.8 million for the second quarter of 2019, a decrease of 4% from the first quarter of 2019. The decrease was primarily attributable to a $1.2 million valuation allowance taken against the Company’s mortgage servicing rights, and to a lesser extent, a reduction in gain on loan sales.

Revenue, net of interest expense, for the second quarter of 2018 was $36.2 million. The $3.4 million year-over-year decrease was due to a $4.2 million decrease in non-interest income, partially offset by a $0.8 million increase in net interest income.

Net Interest Income

Net interest income for the second quarter of 2019 was $30.7 million, an increase of 1% from $30.3 million for the first quarter of 2019. The slight increase in net interest income was primarily attributable to a $54.1 million increase in average interest earning assets, partially offset by a 2 basis point decrease in the net interest margin.

Relative to the second quarter of 2018, net interest income increased 3% from $29.9 million. The increase in net interest income from the second quarter of 2018 was primarily driven by a $184.2 million increase in average interest earning assets, partially offset by a 12 basis point decrease in the net interest margin.

Net Interest Margin

Net interest margin for the second quarter of 2019 was 3.84%, down 2 basis points from the net interest margin of 3.86% for the first quarter of 2019. Net interest margin was impacted by an 11 basis point increase in the average cost of interest-bearing liabilities, growth in interest-bearing liabilities outpacing growth in interest earning assets, and was partially offset by an 11 basis point increase in the average yield on interest earning assets.

Relative to the second quarter of 2018, net interest margin decreased from 3.96%, primarily due to a 55 basis point increase in the average cost of interest-bearing liabilities, partially offset by a 35 basis point increase in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the second quarter of 2019 was $2.1 million, a decrease from $3.8 million for the first quarter of 2019. The decrease was primarily attributable to the $1.2 million mortgage servicing rights valuation allowance, and to a lesser extent, a $478,000 decrease in the gain on sale of loans.

Non-interest income decreased $4.2 million from $6.3 million in the second quarter of 2018, primarily as a result of a $3.1 million decrease in the gain on sale of loans due to fewer residential mortgages sold in the secondary market as compared to the prior year period, and the $1.2 million mortgage servicing rights valuation allowance taken in the second quarter of 2019.

Non-interest Expense

Non-interest expense for the second quarter of 2019 was $13.7 million, an increase from $13.1 million for the first quarter of 2019. The increase was primarily attributable to slightly higher salaries and employee benefits and professional fees, a portion of which were related to increased regulatory compliance initiatives.

Relative to the second quarter of 2018, non-interest expense increased 9% from $12.6 million. The increase was primarily due to an increase in salaries and employee benefits and occupancy and equipment costs required to support new offices and the growth in the Company’s operations, as well as higher professional fees.

The Company’s operating efficiency ratio was 41.9% in the second quarter of 2019, compared with 38.5% in the first quarter of 2019 and 34.9% in the second quarter of 2018.

Income Taxes

The effective tax rate for the second quarter of 2019 was 29%, comparable to the effective tax rate of 29% for both the first quarter of 2019 and the second quarter of 2018.

Loan Portfolio

Total gross loans, which includes those held for investment and held for sale, were $2.95 billion at June 30, 2019, an increase from $2.94 billion at March 31, 2019. The Company had a $29.9 million increase in residential mortgage loans held for investment and a $0.3 million increase in residential mortgage loans held for sale, partially offset by a $20.3 million decrease in construction and commercial real estate loans, and an $8.1 million decrease in commercial and industrial loans. As the Company continues to utilize loan sales to support balance sheet and liquidity strategies, the amount of residential mortgage loans held for sale may vary from quarter to quarter.

During the second quarter of 2019, the Company originated $356.5 million in loans, which included $316.1 million in residential mortgage loans and $40.4 million in commercial real estate, construction loans and commercial lines of credit.

Deposits

Total deposits were $2.55 billion at June 30, 2019, compared with $2.44 billion at March 31, 2019. The $110.1 million increase was primarily attributable to a $229.9 million increase in time deposits, partially offset by a $119.7 million decrease in money market, savings and NOW deposits. Within time deposits, retail deposits increased by $154.9 million to $1.089 billion and brokered CD increased by $75.0 million, from a zero balance at March 31, 2019.

Credit Quality

Nonperforming assets totaled $12.2 million, or 0.37% of total assets, at June 30, 2019, compared with $14.2 million, or 0.44% of total assets, at March 31, 2019. The decrease was primarily due to a $2.0 million construction loan, which was placed on non-accrual in the prior quarter, being paid off in full during the second quarter.

Recoveries for the second quarter of 2019 were $40,000 and there were no charge-offs during the quarter. The Company recorded a provision for loan losses of $180,000 for the second quarter of 2019.

The allowance for loan losses was 0.71% of total loans and 312% of nonperforming loans at June 30, 2019, compared with 0.70% and 282%, respectively, at March 31, 2019.

Capital

At June 30, 2019, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a “well-capitalized” financial institution, as summarized in the following tables:

	Well Capitalized	Company Actual at June 30, 2019
Total adjusted capital to risk-weighted assets	N/A	21.91%
Tier 1 (core) capital to risk-weighted assets	N/A	17.51%
Common Tier 1 (CET 1)	N/A	17.51%
Tier 1 (core) capital to adjusted tangible assets	N/A	10.40%

	Well Capitalized	Sterling Bank Actual at June 30, 2019
Total adjusted capital to risk-weighted assets	10.00%	17.72%
Tier 1 (core) capital to risk-weighted assets	8.00%	16.64%
Common Tier 1 (CET 1)	6.50%	16.64%
Tier 1 (core) capital to adjusted tangible assets	5.00%	9.88%

Share Repurchase Program

During the quarter, the Company repurchased approximately 1.0 million shares of common stock at an average price of $9.67 per share. Year-to-date, approximately 2.2 million shares have been repurchased at an average price of $9.59 per share.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the U.S. is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com.  An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through August 12, 2019 by dialing (877) 344-7529, using conference ID number 10133156.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $3 billion and $10 billion in 2018 by S&P Global Market Intelligence for the second year in a row (in 2017 the asset range was $1 billion to $10 billion). For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meaning of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels. These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles, Inc.

Larry Clark

310-622-8223

Kristen Papke

310-622-8225

SBT@finprofiles.com

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	June 30, 2019	March 31, 2019	% change	December 31, 2018	% change	June 30, 2018	% change
Assets
Cash and due from banks	$80,416	$58,030	39%	$52,526	53%	$36,820	118%
Interest-bearing deposits with other banks	1,100	1,100	0%	1,100	0%	—	N/M
Investment securities	153,449	151,049	2%	148,896	3%	142,648	8%
Mortgage loans held for sale	500	165	203%	1,248	(60)%	21,641	(98)%
Loans, net of allowance for loan losses of $20,918, $20,698, $21,850 and $20,300	2,924,813	2,923,576	0%	2,895,953	1%	2,816,156	4%
Accrued interest receivable	13,842	13,746	1%	13,529	2%	12,396	12%
Mortgage servicing rights, net	9,772	10,755	(9)%	10,633	(8)%	9,295	5%
Leasehold improvements and equipment, net	9,675	9,680	0%	9,489	2%	8,413	15%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	31,606	31,454	0%	31,302	1%	30,991	2%
Operating lease right-of-use assets	20,454	21,398	(4)%	—	N/M	—	N/M
Deferred tax asset, net	6,440	5,938	8%	6,122	5%	5,905	9%
Other assets	4,115	2,351	75%	3,026	36%	4,124	0%
Total assets	$3,279,132	$3,252,192	1%	$3,196,774	3%	$3,111,339	5%

Liabilities
Noninterest-bearing deposits	$70,406	$70,527	0%	$76,815	(8)%	$73,791	(5)%
Interest-bearing deposits	2,476,254	2,366,040	5%	2,375,870	4%	2,266,814	9%
Total deposits	2,546,660	2,436,567	5%	2,452,685	4%	2,340,605	9%
Federal Home Loan Bank borrowings	240,000	333,051	(28)%	293,000	(18)%	350,000	(31)%
Subordinated notes, net	65,102	65,065	0%	65,029	0%	64,958	0%
Operating lease liabilities	21,480	22,331	(4)%	—	N/M	—	N/M
Accrued expenses and other liabilities	63,837	56,276	13%	51,003	25%	51,666	24%
Total liabilities	2,937,079	2,913,290	1%	2,861,717	3%	2,807,229	5%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,846,521 shares at June 30, 2019, 51,870,853 shares at March 31, 2019, 53,012,283 shares at December 31, 2018, and 53,002,963 shares at June 30, 2018	89,683	99,694	(10)%	111,238	(19)%	111,238	(19)%
Additional paid-in capital	12,992	12,839	1%	12,713	2%	12,501	4%
Retained earnings	239,190	226,272	6%	211,115	13%	180,438	33%
Accumulated other comprehensive income (loss)	188	97	94%	(9)	N/M	(67)	N/M
Total shareholders’ equity	342,053	338,902	1%	335,057	2%	304,110	12%
Total liabilities and shareholders’ equity	$3,279,132	$3,252,192	1%	$3,196,774	3%	$3,111,339	5%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended					Six Months Ended
(dollars in thousands, except per share amounts)	June 30, 2019	March 31, 2019	% change	June 30, 2018	% change	June 30, 2019	June 30, 2018	% change
Interest income:
Interest and fees on loans	$43,301	$41,722	4%	$38,580	12%	$85,023	$74,980	13%
Interest and dividends on investment securities and restricted stock	1,272	1,227	4%	842	51%	2,499	1,661	50%
Other interest	216	236	(8)%	119	82%	452	233	94%
Total interest income	44,789	43,185	4%	39,541	13%	87,974	76,874	14%
Interest expense:
Interest on deposits	11,524	10,656	8%	7,179	61%	22,180	13,768	61%
Interest on Federal Home Loan Bank borrowings	1,375	1,055	30%	1,334	3%	2,430	2,167	12%
Interest on subordinated notes	1,175	1,174	0%	1,171	0%	2,349	2,343	0%
Total interest expense	14,074	12,885	9%	9,684	45%	26,959	18,278	47%
Net interest income	30,715	30,300	1%	29,857	3%	61,015	58,596	4%
Provision (recovery) for loan losses	180	(1,014)	118%	1,120	(84)%	(834)	1,761	(147)%
Net interest income after provision (recovery) for loan losses	30,535	31,314	(2)%	28,737	6%	61,849	56,835	9%
Non-interest income:
Service charges and fees	112	104	8%	92	22%	216	166	30%
Investment management and advisory fees	425	340	25%	500	(15)%	765	1,123	(32)%
Gain on sale of loans	2,002	2,480	(19)%	5,096	(61)%	4,482	9,102	(51)%
Net servicing (loss) income	(1,002)	325	(408)%	233	(530)%	(677)	710	(195)%
Other income	531	579	(8)%	376	41%	1,110	689	61%
Total non-interest income	2,068	3,828	(46)%	6,297	(67)%	5,896	11,790	(50)%
Non-interest expense:
Salaries and employee benefits	7,381	7,267	2%	7,229	2%	14,648	13,878	6%
Occupancy and equipment	2,170	2,237	(3)%	1,610	35%	4,407	3,156	40%
Professional fees	1,104	962	15%	824	34%	2,066	1,446	43%
Advertising and marketing	406	439	(8)%	351	16%	845	700	21%
FDIC assessments	190	255	(25)%	474	(60)%	445	1,017	(56)%
Data processing	303	308	(2)%	295	3%	611	583	5%
Other	2,171	1,654	31%	1,838	18%	3,825	3,344	14%
Total non-interest expense	13,725	13,122	5%	12,621	9%	26,847	24,124	11%
Income before income taxes	18,878	22,020	(14)%	22,413	(16)%	40,898	44,501	(8)%
Income tax expense	5,444	6,337	(14)%	6,431	(15)%	11,781	12,770	(8)%
Net income	$13,434	$15,683	(14)%	$15,982	(16)%	$29,117	$31,731	(8)%
Income per share, basic and diluted	$0.26	$0.30		$0.30		$0.56	$0.60
Weighted average common shares outstanding:
Basic	51,510,951	52,554,446		52,963,308		52,029,816	52,963,308
Diluted	51,520,944	52,562,820		52,965,365		52,039,000	52,965,133

Sterling Bancorp, Inc.

Selected Financial Data (Unaudited)

	Three Months Ended
Performance Ratios:	June 30, 2019	March 31, 2019	June 30, 2018
Return on average assets	1.64%	1.94%	2.08%
Return on average shareholders’ equity	15.54%	18.44%	21.31%
Return on average tangible common equity	15.55%	18.46%	21.36%
Yield on earning assets	5.60%	5.49%	5.25%
Cost of average interest-bearing liabilities	2.02%	1.91%	1.47%
Net interest spread	3.58%	3.58%	3.78%
Net interest margin	3.84%	3.86%	3.96%
Efficiency ratio (1)	41.87%	38.45%	34.91%

(1) Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,994,142	$43,301	5.78%	$2,942,261	$41,722	5.67%	$2,829,819	$38,580	5.45%
Securities, includes restricted stock	174,823	1,272	2.91%	170,117	1,227	2.89%	159,243	842	2.12%
Other interest earning assets	28,794	216	3.00%	31,293	236	3.02%	24,496	119	1.94%
Total interest earning assets	$3,197,759	$44,789	5.60%	$3,143,671	$43,185	5.49%	$3,013,558	$39,541	5.25%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,356,200	$4,961	1.47%	$1,474,129	$5,378	1.48%	$1,515,912	$4,468	1.18%
Time deposits	1,044,388	6,563	2.52%	922,996	5,278	2.32%	715,863	2,711	1.52%
Total interest-bearing deposits	2,400,588	11,524	1.93%	2,397,125	10,656	1.80%	2,231,775	7,179	1.29%
FHLB borrowings	323,583	1,375	1.68%	268,566	1,055	1.57%	351,846	1,334	1.50%
Subordinated debt	65,079	1,175	7.22%	65,043	1,174	7.22%	64,935	1,171	7.21%
Total borrowings	388,662	2,550	2.60%	333,609	2,229	2.67%	416,781	2,505	2.38%
Total interest-bearing liabilities	$2,789,250	14,074	2.02%	$2,730,734	12,885	1.91%	$2,648,556	9,684	1.47%
Net interest income and spread (2)		$30,715	3.58%		$30,300	3.58%		$29,857	3.78%
Net interest margin (2)			3.84%			3.86%			3.96%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

	Six Months Ended
	June 30, 2019			June 30, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,968,345	$85,023	5.73%	$2,782,055	$74,980	5.39%
Securities, includes restricted stock	172,483	2,499	2.90%	150,478	1,661	2.21%
Other interest earning assets	30,037	452	3.01%	24,579	233	1.90%
Total interest earning assets	$3,170,865	$87,974	5.55%	$2,957,112	$76,874	5.20%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,414,839	$10,339	1.47%	$1,520,648	$8,602	1.14%
Time deposits	984,027	11,841	2.43%	710,872	5,166	1.47%
Total interest-bearing deposits	2,398,866	22,180	1.86%	2,231,520	13,768	1.24%
FHLB borrowings	296,227	2,430	1.63%	305,707	2,167	1.41%
Subordinated debt	65,061	2,349	7.22%	64,918	2,343	7.22%
Total borrowings	361,288	4,779	2.63%	370,625	4,510	2.42%
Total interest-bearing liabilities	$2,760,154	26,959	1.97%	$2,602,145	18,278	1.42%
Net interest income and spread (2)		$61,015	3.58%		$58,596	3.78%
Net interest margin (2)			3.85%			3.96%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	June 30, 2019	March 31, 2019	% change	December 31, 2018	% change	June 30, 2018	% change
Residential real estate	$2,523,883	$2,494,030	1%	$2,452,441	3%	$2,367,876	7%
Commercial real estate	220,388	240,896	(9)%	250,955	(12)%	250,465	(12)%
Construction	172,656	172,398	0%	176,605	(2)%	172,262	0%
Commercial lines of credit	28,774	36,916	(22)%	37,776	(24)%	45,821	(37)%
Other consumer	30	34	(12)%	26	15%	32	(6)%
Total loans held for investment	2,945,731	2,944,274	0%	2,917,803	1%	2,836,456	4%
Less: allowance for loan losses	(20,918)	(20,698)	1%	(21,850)	(4)%	(20,300)	3%
Loans, net	$2,924,813	$2,923,576	0%	$2,895,953	1%	$2,816,156	4%

Mortgage loans held for sale	$500	$165	203%	$1,248	(60)%	$21,641	(98)%
Total gross loans	$2,946,231	$2,944,439	0%	$2,919,051	1%	$2,858,097	3%

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands)	2019	2019	2018	2018
Balance at beginning of period	$20,698	$21,850	$20,765	$19,132
Provision (recovery) for loan losses	180	(1,014)	1,045	1,120
Charge offs	—	(176)	—	(4)
Recoveries	40	38	40	52
Balance at end of period	$20,918	$20,698	$21,850	$20,300

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	June 30, 2019	March 31, 2019	% change	December 31, 2018	% change	June 30, 2018	% change
Noninterest bearing demand deposits	$70,406	$70,527	0%	$76,815	(8)%	$73,791	(5)%
Money Market, Savings and NOW	1,312,010	1,431,715	(8)%	1,481,591	(11)%	1,518,635	(14)%
Time deposits	1,164,244	934,325	25%	894,279	30%	748,179	56%
Total deposits	$2,546,660	$2,436,567	5%	$2,452,685	4%	$2,340,605	9%

Sterling Bancorp, Inc.

Capital and Credit Quality Ratios (Unaudited)

	As of and for the Three Months Ended
(dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	21.91%	21.64%	21.98%	20.77%
Tier 1 (core) capital to risk-weighted assets	17.51%	17.27%	17.45%	16.21%
Common Tier 1 (CET 1)	17.51%	17.27%	17.45%	16.21%
Tier 1 (core) capital to adjusted tangible assets	10.40%	10.49%	10.42%	9.88%
Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	17.72%	17.12%	16.94%	15.60%
Tier 1 (core) capital to risk-weighted assets	16.64%	16.07%	15.80%	14.52%
Common Tier 1 (CET 1)	16.64%	16.07%	15.80%	14.52%
Tier 1 (core) capital to adjusted tangible assets	9.88%	9.76%	9.44%	8.84%
Credit Quality Data
Nonperforming loans (1)	$6,697	$7,337	$4,500	$641
Nonperforming loans to total loans	0.23%	0.25%	0.15%	0.02%
Nonperforming assets (2)	$12,190	$14,155	$10,157	$3,583
Nonperforming assets to total assets	0.37%	0.44%	0.32%	0.12%
Allowance for loan losses to total loans	0.71%	0.70%	0.75%	0.72%
Allowance for loan losses to nonperforming loans	312%	282%	486%	3,167%
Net charge offs (recoveries) to average loans	(0.00)%	0.00%	(0.00)%	0.00%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average tangible common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of June 30, 2019 and 2018, and March 31, 2019.

Sterling Bancorp, Inc.

GAAP to Non-GAAP Reconciliations

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Income	$13,434	$15,683	$15,982	$29,117	$31,731
Average shareholders’ equity	345,806	340,221	299,988	343,029	292,088
Adjustment
Customer-related intangible	(300)	(413)	(750)	(356)	(806)
Average tangible common equity	$345,506	$339,808	$299,238	$342,673	$291,282

Return on average tangible common equity*	15.55%	18.46%	21.36%	16.99%	21.79%

*Annualized